----------------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                         VIRGINIA CITY GOLD MINES, INC.
                                   as Acquiror

                              PSYCHICNET.COM, INC.
                                   as Acquiree

                                      and

                               the Shareholders of
                              PSYCHICNET.COM, INC.
                      as more particularly set forth herein

                             -----------------------



                                 March ___, 1999

                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into this _____ day of March, 1999 by and among VIRGINIA CITY GOLD MINES, INC., an Idaho corporation (hereinafter referred to as "Virginia"), PSYCHICNET.COM, INC., a Florida corporation (hereinafter referred to as "PCI"), and the shareholders of PCI listed the signature page and on Exhibit A hereto constituting all of the shareholders of PCI (hereinafter referred to as the "PCI Shareholders").

                                    RECITALS
                                    --------

         A. The PCI Shareholders own all of the issued and outstanding shares of the capital stock of PCI as set forth on Exhibit A hereto.

         B. Virginia is willing to acquire all of the issued and outstanding capital stock of PCI, making PCI a wholly-owned subsidiary of Virginia, and the PCI Shareholders desire to exchange all of their shares of PCI's capital stock for shares of Virginia's authorized but unissued shares of Common Stock as hereinafter provided.

         C. It is the intention of the parties hereto that: (i) Virginia shall acquire all of the issued and outstanding capital stock of PCI in exchange solely for the number of shares of Virginia's authorized but unissued common stock set forth below (the "Exchange"); (ii) the Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and related sections thereunder; and (iii) the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended (the "Act") and under the applicable securities laws of each state or jurisdiction where the Shareholders reside.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1.   EXCHANGE OF SHARES

         1.1 Exchange of Shares. Virginia and the PCI Shareholders hereby agree that the PCI Shareholders shall, on the Closing Date (as hereinafter defined), exchange all of their issued and outstanding shares of the capital stock of PCI (the "Shares") for the shares of Virginia Common Stock, $0.02 par value (the "Virginia Shares") set forth in Exhibit A hereto (which gives effect to Virginia's 1 for 80 reverse stock split of its outstanding common stock to take place prior to or simultaneously with the completion of this acquisition. The number of shares of capital stock owned by each shareholder of PCI and the number of shares of Virginia Common Stock which each will be entitled to receive in the Exchange is set forth in Exhibit A hereto.

         1.2 Delivery of Shares. On the Closing Date, the PCI Shareholders will deliver to Virginia the certificates representing the Shares, duly endorsed (or with executed stock powers) so as to make Virginia the sole owner thereof. Simultaneously, Virginia will deliver certificates representing the Virginia Shares to the PCI Shareholders.

         1.3 Tax-Free Reorganization. The PCI Shareholders acknowledge that, in the event that capital stock of PCI representing at least 80% in interest of PCI is not exchanged for shares of Virginia Common Stock pursuant hereto, the Exchange will not qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

         1.4 Investment Intent. The Virginia Shares have not been registered under the Securities Act of 1933, as amended (the "Act") and may not be resold unless the Virginia Shares are registered under the Act or an exemption from such registration is available. The PCI Shareholders represent and warrant that each of them is acquiring the Virginia Shares for his, her, or its own account, for investment, and not with a view to the sale or distribution of the Virginia Shares. Each certificate representing the Virginia Shares will have a legend thereon incorporating language as follows:

            "The Shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). The shares have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the shares under the Act unless in the opinion of counsel satisfactory to the Company, registration is not required under the Act."

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF PCI AND PCI SHAREHOLDERS
----------------------------------------------------------------------

         PCI and the PCI Shareholders (to the best of the PCI Shareholders' knowledge and belief as to PCI, except with respect to Sections 2.2 and 2.14 hereafter as to which the representation and warranty shall be unqualified as to each PCI Shareholder's respective interest) hereby represent and warrant as follows:

         2.1 Organization and Good Standing; Ownership of Shares. PCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted. PCI is duly licensed or qualified and in good standing as a foreign corporation where the character of the properties owned by it or the nature of the business transacted by it make such licenses or qualifications necessary. PCI does not have any subsidiaries. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating either PCI or the PCI Shareholders to issue, sell or transfer any stock or other securities of PCI, except simultaneously herewith, PCI is undertaking a limited offering of Common Stock on behalf of Virginia pursuant to which investors in such offering will receive up to 500,000 shares of Common Stock of Virginia upon the consummation of this acquisition.

         2.2 Ownership of Shares. The PCI Shareholders are the owners of record and beneficially of all of the shares of capital stock of PCI, all of which Shares are free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred their Shares except pursuant to this Agreement.

         2.3 Financial Statements, Books and Records. Inasmuch as PCI has been recently organized, PCI has no history of operations. There has been previously delivered to Virginia the unaudited balance sheet of PCI as at February 28, 1999 (the "Balance Sheet"). The Balance Sheet fairly represents the financial position of PCI as at such date.

         2.4 No Material Adverse Changes. Since the date of the Balance Sheet there has not been:

             (i) any material adverse change in the assets, operations, condition (financial or otherwise) or prospective business of PCI;

             (ii) any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of PCI, whether or not covered by insurance;

             (iii) any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of the PCI's capital stock;

             (iv) any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by PCI of any properties or assets; or

             (v) adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

         2.5 Taxes. PCI has prepared and filed all appropriate federal, state and local tax returns for all periods prior to and through the date hereof for which any such returns have been required to be filed by it and has paid all taxes shown to be due by said returns or on any assessments received by it or has made adequate provision for the payment thereof.

         2.6 Compliance with Laws. PCI has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of PCI.

         2.7 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

             (i) violate any provision of the Articles of Incorporation or By-Laws of PCI;

             (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which PCI is a party or by or to which it or any of its assets or properties may be bound or subject;

             (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, PCI, or upon the properties or business of PCI; or

             (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of PCI.

         2.8 Actions and Proceedings. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving PCI. There is no action, suit or claim or legal, administrative or arbitral proceeding or (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or threatened against or involving PCI or any of its properties or assets. There is no fact, event or circumstances that may give rise to any suit, action, claim, investigation or proceeding.

         2.9 Brokers or Finders. No broker's or finder's fee will be payable by PCI in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by PCI or the Shareholders.

         2.10 Real Estate. Except as set forth on Schedule 2.10, PCI neither owns real property nor is a party to any leasehold agreement.

         2.11 Tangible Assets. PCI has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, owned or leased by PCI, any related capitalized items or other tangible property material to the business of PCI (the "Tangible Assets"). PCI holds all rights, title and interest in all the Tangible Assets owned by it on the Balance Sheet or acquired by it after the date of the Balance Sheet, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances except as set forth on Schedule 2.11. All of the Tangible Assets are in good operating condition and repair and are usable in the ordinary course of business of PCI and conform to all applicable laws, ordinances and governmental orders, rules and regulations relating to their construction and operation.

         2.12 Liabilities. PCI does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any other governmental charge or lawsuit (all of the foregoing collectively defined to as "Liabilities"), which were not fully, fairly and adequately reflected on the Balance Sheet. As of the Closing Date, PCI will not have any Liabilities, other than Liabilities fully and adequately reflected on the Balance Sheet, except for Liabilities incurred in the ordinary course of business.

         2.13 Operations of PCI. Except as set forth on Schedule 2.13, from the date of the Balance Sheet and through the Closing Date hereof PCI has not and will not have:

             (i) incurred any indebtedness for borrowed money;

             (ii) declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

             (iii) made any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

             (iv) except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

             (v) disposed of any assets of PCI except in the ordinary course of business; or

             (vi) materially increased the annual legal of compensation of any executive employee of PCI;

             (vii) increased, terminated, amended or otherwise modified any plan for the benefit of employees of PCI;

             (viii) issued any equity securities or rights to acquire such equity securities; or

             (ix) except in the ordinary course of business, entered into or modified any contract, agreement or transaction.

         2.14 Capitalization. The authorized capital stock of PCI consists of 100,000 shares of common stock of which 10,000 shares are presently issued and outstanding. Neither PCI nor the Shareholders has granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock of PCI, except for options to purchase up to 800,000 shares of Common Stock of Virginia solely upon the completion of this acquisition.

         2.15 Full Disclosure. No representation or warranty by PCI or the PCI Shareholders in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to Virginia pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of PCI.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF VIRGINIA
------------------------------------------------------

         Virginia hereby represents and warrants to PCI and the Shareholders as follows:

         3.1 Organization and Good Standing. Virginia is a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased, or operated and such business is now conducted. The authorized capital stock of Virginia consists of 45,000,000 shares of Common Stock, of which approximately 31,912,823 shares are presently issued and outstanding prior to Virginia's contemplated reverse stock split. Virginia is duly licensed or qualified and in good standing as a foreign corporation where the character of the properties owned by Virginia or the nature of the business transacted by it make such license or qualification necessary. Virginia does not have any subsidiaries.

         3.2 The Virginia Shares. The Virginia Shares to be issued to the PCI Shareholders have been or will have been duly authorized by all necessary corporate and shareholder actions and, when so issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

         3.3 Financial Statements; Books and Records. The unaudited balance sheet of Virginia as at December 31, 1997 and as at December 31, 1998 and statements of operations for the years then ended previously delivered were prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods, and such financial statements fairly represent the financial position of Virginia as at such dates and the results of its operations for the years then ended.

         3.4 No Material Adverse Changes. Since December 31, 1998, there has not been:

             (i) any material adverse change in the assets, operations, condition (financial or otherwise) or prospective business of Virginia;

             (ii) any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of Virginia, whether or not covered by insurance;

             (iii) any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of Virginia's capital stock;

             (iv) any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by Virginia of any properties or assets; or

             (v) adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

         3.5 Compliance with Laws. Virginia has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to their businesses which, if not complied with, would materially and adversely affect the business of Virginia or the trading market for the shares of Virginia's Common Stock.

         3.6 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

             (i) violate any provision of the Articles of Incorporation or By-Laws of Virginia;

             (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which Virginia is a party or by or to which it or any of its assets or properties may be bound or subject;

             (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Virginia or upon the securities properties or business of Virginia; or

             (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

         3.7 Actions and Proceedings. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving Virginia. There is no action, suit or claim or legal, administrative or arbitral proceeding or (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or threatened against or involving Virginia or any of its properties or assets. Except as set forth on Schedule 3.7, there is no fact, event or circumstances that may give rise to any suit, action, claim, investigation or proceeding.

         3.8 Brokers or Finders. No broker's or finder's fee will be payable by Virginia in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by Virginia.

         3.9 Liabilities. Virginia does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any other governmental charge or lawsuit (all of the foregoing collectively defined to as "Liabilities"), which were not fully, fairly and adequately reflected on the December 31, 1998 Balance Sheet. As of the Closing Date, Virginia will not have any Liabilities, other than Liabilities fully and adequately reflected on the December 31, 1998 Balance Sheet, except for Liabilities incurred in the ordinary course of business.

         3.10 OTC Bulletin Board. Virginia's shares are traded on the OTC Bulletin Board under the symbol "VCGM". At the Closing Date, Virginia's so-called 15c2-11 documentation shall have been updated and shall be current in all material respects. Virginia is not subject to any periodic reporting responsibilities under the Securities Exchange Act of 1934.

         3.11 Operations of Virginia. Except as set forth on Schedule 3.11, since December 31, 1998 and through the Closing Date hereof, Virginia has not and will not have:

             (i) incurred any indebtedness for borrowed money;

             (ii) declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

             (iii) made any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

             (iv) except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

             (v) disposed of any assets of Virginia except in the ordinary course of business; or

             (vi) incurred any compensation for any executive employee of Virginia;

             (vii) adopted, increased, terminated amended or otherwise modified any plan for the benefit of employees of Virginia;

             (viii) issued any equity securities or rights to acquire such equity securities except as described herein; or

             (ix) except in the ordinary course of business, entered into or modified any contract, agreement or transaction.

         3.11 Authority to Execute and Perform Agreements. Virginia has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of Virginia enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by Virginia of this Agreement, in accordance with its respective terms and conditions will not:

             (i) require the approval or consent of any governmental or regulatory body, the Shareholders of Virginia or the approval or consent of any other person;

             (ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to Virginia or any instrument, contract or other agreement to which Virginia is a party or by or to which Virginia is bound or subject; or

             (iii) result in the creation of any lien or other encumbrance on the assets or properties of Virginia.

         3.12 Full Disclosure. No representation or warranty by Virginia in this Agreement or in any document or schedule to be delivered by it pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to PCI or the PCI Shareholders pursuant hereto or in connection with the execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of Virginia. The foregoing notwithstanding, all of the aforementioned representations and warranties are qualified to the extent that any of the companies or businesses acquired or to be acquired pursuant to PCI's acquisition program may include events, conditions or circumstances involving matters contemplated by such representations and warranties, the disclosure of which will not be made pursuant to this Agreement.

SECTION 4.  COVENANTS
---------------------

         4.1 Corporate Examinations and Investigations. Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require. No investigation by a party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other party under this Agreement.

         4.2 Expenses. Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

         4.3 Further Assurances. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

         4.4 Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, each of the parties hereto agree to keep confidential any information disclosed to each other in connection therewith for a period of two (2) years from the date hereof; provided, however, such obligation shall not apply to information which:

             (i) at the time of disclosure was public knowledge;

             (ii) after the time of disclosure becomes public knowledge (except due to the action of the receiving party); or

             (iii) the receiving party had within its possession at the time of disclosure.

         4.5 Stock Certificates. At the Closing, the PCI Shareholders shall have delivered the certificates representing the Shares duly endorsed (or with executed stock powers) so as to make Virginia the sole owner thereof. At such Closing, Virginia shall issue to the PCI Shareholders the Virginia Shares as applicable.

         4.6 Investment Letters. The PCI Shareholders shall have delivered to Virginia an "Investment Letter" agreeing that the Shares are being acquired for investment purposes only and not with the view to public resale or distribution.

         4.7. Board of Directors of Virginia. On the Closing Date, the Board of Directors of Virginia shall include Joseph Ardito, Jr., Ken Shenkman and Stanley Siegel or other persons designated by the PCI Shareholders. The present officers and directors of Virginia (and any other persons) shall resign as officers and directors of Virginia.

         4.8 Action by Shareholders of Virginia. On or prior to the Closing Date, the Board of Directors and the Shareholders of Virginia shall have approved a 1-for-80 reverse stock split of the outstanding Common Stock of Virginia, including the filing of any Articles of Amendment to the Articles of Incorporation of Virginia.

         4.9 Limited Offering by PCI. On or subsequent to the Closing Date, representatives of PSI and Virginia will consummate a limited offering pursuant to Rule 504 of Regulation D under the Act on behalf of Virginia pursuant to which up to 500,000 shares of Virginia's Common Stock on a post-reverse stock split basis will be undertaken. Consummation of this acquisition is not contingent upon the completion of such offering, but up to 500,000 shares of Virginia on a post-reverse stock split basis may be issued simultaneously with or subsequent to the closing of this acquisition.

SECTION 5.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF VIRGINIA
------------------------------------------------------------------

         Notwithstanding any right of PCI and the PCI Shareholders fully to investigate the affairs of Virginia, the former shall have the right to rely fully upon the representations, warranties, covenants and agreements of Virginia contained in this Agreement or in any document delivered by Virginia or any of its representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for twelve (12) months following the Closing.

SECTION 6.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF PCI AND THE PCI
-------------------------------------------------------------------------
SHAREHOLDERS
------------

         Notwithstanding any right of Virginia fully to investigate the affairs of PCI, Virginia has the right to rely fully upon the representations, warranties, covenants and agreements of PCI and the PCI Shareholders contained in this Agreement or in any document delivered to Virginia by the latter or any of their representatives in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for twelve (12) months following the Closing.

SECTION 7.  INDEMNIFICATION
---------------------------

         7.1 Obligation of Virginia to Indemnify. Subject to the limitations on the survival of representations and warranties contained in Section 5, Virginia hereby agrees to indemnify, defend and hold harmless PCI and the PCI Shareholders from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements) (a "Loss") based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Virginia contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

         7.2 Obligation of PCI and the PCI Shareholders to Indemnify. Subject to the limitations on the survival of representations and warranties contained in
Section 6, PCI and the PCI Shareholders agree to indemnify, defend and hold harmless Virginia from and against any Loss, based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement made by any of them and contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

SECTION 8.  THE CLOSING
-----------------------

         The Closing shall take place simultaneously with the execution of this Agreement or at such other later time or place as may be agreed upon by the parties hereto. At the Closing, the parties shall provide each other with such documents as may be necessary or appropriate in order to consummate the transactions contemplated hereby including evidence of due authorization of the Agreement and the transactions contemplated hereby.

SECTION 9.  MISCELLANEOUS
-------------------------

         9.1 Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no event constitute waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

         9.2 Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

         9.3 Assignment. This Agreement is not assignable except by operation of law.

         9.4 Notices. Until otherwise specified in writing, the mailing addresses of both parties of this Agreement shall be as follows:

         PCI:                         PSYCHICNET.COM, INC.
                                      6016 Amberwoods Drive
                                      Boca Raton, FL 33433

         Shareholders:                JOSEPH ARDITO, JR.
                                      6016 Amberwoods Drive
                                      Boca Raton, FL 33433

         Virginia                     VIRGINIA CITY GOLD MINES, INC.
                                      9518 N. Chanee Lane
                                      Spokane, WA 99218

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

         9.5 Governing Law. This Agreement shall be construed, and the legal relations be the parties determined, in accordance with the laws of the State of Florida, thereby precluding any choice of law rules which may direct the applicable of the laws of any other jurisdiction.

         9.6 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance thereof by the other party.

         9.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the purchase and issuance of the Shares and the Virginia Shares and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

         9.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         9.9 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

         9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                            VIRGINIA CITY GOLD MINES, INC.


                                            By:
                                               -------------------------------
                                            Name:
                                                 -----------------------------
                                            Its:
                                                ------------------------------


                                            PSYCHICNET.COM, INC.


                                            By: /s/ Joseph Ardito, Jr.
                                               -------------------------------
                                               Joseph Ardito, Jr., President


                                            SHAREHOLDERS:


                                            ---------------------------------
                                            Joseph Ardito, Jr.


                                            VIRTUAL FINANCIAL CORP.


                                            By:
                                               -------------------------------
                                            Name:
                                                 -----------------------------
                                            Its:
                                                ------------------------------


                                            FIRST LEVEL CAPITAL, INC.


                                            By:
                                               -------------------------------
                                            Name:
                                                 -----------------------------
                                            Its:
                                                ------------------------------

                                            DELPHI CONSULTING CORP.


                                            By:
                                               -------------------------------
                                            Name:
                                                 -----------------------------
                                            Its:
                                                ------------------------------



                                            RIVER CITY TRADING CO.


                                            By:
                                               -------------------------------
                                            Name:
                                                 -----------------------------
                                            Its:
                                                ------------------------------


                                            ---------------------------------

                                            Stanley Siegel


                                            ---------------------------------
                                            Kenneth Shenkman

                                                                       Exhibit A


                       EXCHANGE WITH PSYCHICNET.COM, INC.


                                                                Shares of
                                                                Virginia to be
                                        Shares of               Received
Name of                                 PCI to                  (post reverse
Shareholder                             be Exchanged            stock split)
-----------                             ------------            ------------

Virtual Financial Corp.                      370                   100,000
First Level Capital                          370                   100,000
Delphi Consulting Corp.                      185                    50,000
River City Trading Co.                       185                    50,000
Stanley Siegel                               370                   100,000
Kenneth Shenkman                           1,480                   400,000
Joseph Ardito, Jr.(1)                      7,040                 1,900,000
                                           -----                 ---------
    Total                                 10,000                 2,700,000
                                          ======                 =========


-----------------

1) The Shares of Mr. Ardito's stock also include reservations of 300,000 shares for a Psychic spokesman to be named at a later date, and reservation of 400,000 shares to be allocated to a strategic partner not yet secured.